Exhibit 23.1a

Mantyla MCREYNOLDS  LLC

                   The CPA. Never Underestimate The Value.K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 3, 2007, except Note 8, as to which the date is April 19, 2007, on the balance sheet of Outsider’s Entertainment, Inc. as of August 31, 2006 and the related statements of operations, stockholders’ equity and cash flows for the years ended August 31, 2006 and 2005 in the Registration Statement on Form SB-2/Pre-effective Amendment No. 1, for the registration of 1,300,000 shares of Outsider’s Entertainment, Inc.

/s/ Mantyla McReynolds

Mantyla McReynolds, LLC

Salt Lake City, Utah

April 23, 2007

        5872 South 900 East, Suite 250•Salt Lake City, Utah 84121•(801) 269-1818•Fax (801) 266-3481